Exhibit 99.1

STERLING
Financial Corporation
111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation to Participate in
U.S. Treasury Capital Purchase Program
• Pro forma total risk-based capital ratio to increase to 13.8%
SPOKANE, Wash. — November 24, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced that it has received notification of preliminary approval from the U.S. Department of Treasury for the sale of $303 million in senior preferred stock and related warrants to the U.S. Treasury under the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.
Under the Capital Purchase Program, the U.S. Treasury plans to purchase up to $250 billion of senior preferred shares on a voluntary basis from healthy U.S. financial institutions, as part of its efforts to provide a firmer capital foundation for banks and to increase credit availability to businesses and consumers.
“The U.S. Treasury’s approval of Sterling’s participation in this voluntary program is positive affirmation of our strength and financial health,” stated Harold B. Gilkey, chairman and chief executive officer. “The investment is anticipated to increase Sterling’s total risk-based capital ratio to 13.8%, on a pro forma basis, from 11.0% at September 30, 2008. The fortification of Sterling’s capital position through attractively priced capital from the U.S. Treasury enhances Sterling’s financial flexibility to make additional loans to the businesses and consumers in the communities in which we serve. We are hopeful that this program will help stabilize and accelerate recovery of the economy.”
The nonvoting senior preferred shares will pay a cumulative compounding dividend of 5% per year for the first five years and will reset to a rate of 9% per year after five years. The shares are callable by Sterling at par after three years and may be replaced if Sterling were to choose to repurchase them with newly raised equity capital at any time. In addition to the preferred shares, the U.S. Treasury will receive 10-year warrants entitling the Treasury to purchase shares of Sterling common stock with an approximate aggregate value equal to $45 million or 15% of the senior preferred investment.
The anticipated sale of the preferred stock and warrants is subject to approval by Sterling’s board of directors. The proposed sale, if approved, is expected to close in approximately 30 days and is contingent upon the execution of definitive agreements and compliance with certain conditions, including restrictions on dividend payments, share purchases, executive compensation and corporate governance. Additional details of the Capital Purchase Program can be found on the U.S. Treasury website at www.treas.gov/initiatives/eesa.
Sterling previously announced its participation in the Federal Deposit Insurance Corporation’s (FDIC’s) voluntary fee-based expanded insurance program, which provides, without charge to depositors, full guarantee on all non-interest bearing transaction accounts, regardless of dollar

STSA to Participate in Capital Purchase Program
November 24, 2008

amount, through December 31, 2009.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30, 2008, Sterling Financial Corporation had assets of $12.62 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Investor Contact:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne	Jennifer Lutz
EVP, Chief Financial Officer	PR Administrator
509-458-3711	509-368-2032

Sterling Financial Corporation
Deborah L. Wardwell, CFA
VP, Investor Relations Director
509-354-8165